Exhibit 99.2

AT THE COMPANY
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Brenda Abuaf, Director of Shareholder Services
(800) 831-4826


               CHARTERMAC COMPLETES $108 MILLION 4.40% CUMULATIVE
                PERPETUAL CONVERTIBLE COMMUNITY REINVESTMENT ACT
                      PREFERRED SHARES, SERIES A-1 OFFERING


NEW YORK, NY - July 29, 2005 - CharterMac (the "Company") (AMEX: CHC) today announced that it has completed the Company's first offering of 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 (the "Perpetual CRA Preferred Shares") to seventeen financial institutions through Meridian Investments, Inc. as placement agent. The public offering price was $50.00 per Perpetual CRA Preferred Share, raising gross proceeds of approximately $108 million.

"Innovation has been a key driver of CharterMac's success. This offering clearly illustrates how the Company has used that ability to innovate in order to lower the Company's cost of capital and increase the Company's return on equity," commented Stuart Boesky, CharterMac's Chief Executive Officer. "In addition, this offering has allowed CharterMac to expand the number of high quality institutions that own the Company's securities. CharterMac could not have completed this offering without the dedicated marketing efforts of Meridian Investments."

Neil Bo, President of Meridian Investments, commented: "Demand for unique CRA products remains extremely strong among financial institutions. CharterMac's long and successful track record at managing real estate investments for large financial institutions has helped us facilitate the sale of this unique CRA offering."

Net proceeds from this offering of approximately $104.6 million will be utilized primarily to acquire additional federally tax-exempt revenue bonds secured by mortgage loans on multifamily housing properties as well as for general business purposes.

The Perpetual CRA Preferred Shares rank senior to CharterMac's common shares, the Company's Nonredeemable CRA shares and all other preferred shares the terms of which acknowledge such ranking, in each case with respect to the payment of distributions and rights upon the Company's liquidation, dissolution or winding up; on a parity with all other CRA shares with respect to CRA credit allocations, subject to certain provisions; and junior to the payment of our existing and future liabilities. On or after July 28, 2008, the Perpetual CRA Preferred Shares will be convertible into CharterMac's common shares at the option of the holders thereof at any time at a conversion rate of 1.807664 common shares for each Perpetual CRA Preferred Share. The Perpetual CRA Preferred Shares are perpetual securities and therefore have no stated maturity. However, on or after July 28, 2008, the Company may, at its option, redeem the Perpetual CRA Preferred Shares for cash, in whole or from time to time in part, upon not less than 30-days notice, at a price equal to their liquidation amount plus any accrued and unpaid distributions. Unless previously redeemed in full, the Perpetual CRA Preferred Shares will be subject to remarketing on July 28, 2015 and on each remarketing date thereafter at the lowest distribution rate that, in the judgment of the remarketing agent, will permit the Perpetual CRA Preferred Shares to be remarketed at their liquidation amount.

Based upon an opinion of counsel, CharterMac believes that an investment in CRA Preferred Shares allows financial institutions to receive positive consideration and CRA credit under the Community Reinvestment Act ("CRA") "investment test." Through a proprietary allocation methodology developed by CharterMac, these financial institutions are able to trace their investment to specific affordable housing properties financed by CharterMac that are located in the financial institutions' self-delineated geographic CRA assessment area.


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The Perpetual CRA Preferred Shares have not been registered under the Securities
Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at 800-831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.


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